Exhibit 99.1

Mueller Industries, Inc. Announces Appointment of Terry Hermanson as Lead Independent Director Effective January 1, 2019

MEMPHIS, Tenn., August 3, 2018 -- Mueller Industries, Inc. (NYSE: MLI) announced today that effective January 1, 2019, Gary S. Gladstein, who has served on the Board a combined 22 years, including the past three years as Lead Independent Director, will step down from the position of Lead Independent Director but will remain a member of the Board.  Terry Hermanson, a Board member since 2003, will succeed Mr. Gladstein and be appointed as Lead Independent Director of the Board, effective January 1, 2019.  The remainder of the Board’s composition will remain the same.

On the transition, Greg Christopher, Chairman and CEO stated, “Gary Gladstein has served our Board and Company with distinction, and we are fortunate that we will continue to benefit from his experience, diligence and sound judgment.  We are equally fortunate that Terry Hermanson, a dedicated and knowledgeable fifteen year veteran of our Board has agreed to serve as our next Lead Independent Director.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.